EXHIBIT 21.1

Subsidiaries of Urban Outfitters, Inc., a Pennsylvania corporation

Subsidiary	Jurisdiction of Organization
Anthropologie, Inc.	Pennsylvania
Urban Outfitters Wholesale, Inc.	Pennsylvania
Urban Outfitters UK Limited	United Kingdom
UO Merchandise, Inc.	Pennsylvania
Urban Outfitters West LLC	California
Urban Outfitters Direct LLC	Pennsylvania
Anthropologie Direct LLC	Pennsylvania
U.O.D. Secondary, Inc.	Delaware
UO Fenwick, Inc.	Delaware
Urban Outfitters Canada, Inc.	Canada
Urban Outfitters Ireland Limited	Ireland
Free People LLC	Delaware
UOGC, Inc.	Florida
Urban Outfitters Holdings LLC	Pennsylvania
Anthropologie Holdings LLC	Pennsylvania
urbanoutfitters.com LP	Pennsylvania
anthropologie.com LP	Pennsylvania
Freepeople.com LLC	Delaware
U.O. Real Estate LLC	Pennsylvania
U.O. Real Estate Holding I LLC	Pennsylvania
U.O. Real Estate Holding II LLC	Pennsylvania
Urban Outfitters Denmark (Branch of Urban Outfitters UK Limited, UK)	Denmark
Urban Outfitters Sweden Limited	Sweden
Urban Merchandise, Inc.	Pennsylvania
UO Netherlands BV	Netherlands
UO Netherlands Holding BV	Netherlands
Urban Outfitters Belgium BVBA	Belgium
Urban Outfitters Germany GmbH	Germany
Urban Outfitters Hong Kong Limited	Hong Kong
Terrain Merchandising LLC	Delaware
Terrain LLC	Delaware
Terrain Farm LLC	Delaware
Terrain East LLC	Pennsylvania
J. Franklin Styer Nurseries, Inc.	Pennsylvania